GLASS LEWIS RECOMMENDS SHAREHOLDER VOTE FOR HOMESTREET NOMINEES

Proxy Advisory Firm Notes that Current Board is Well-Qualified and that Activist Roaring Blue Lion has Not Made a Compelling Case for Change

Supports All Company Proposals, Including Advisory Vote on Executive Compensation

Recommends that Shareholders Vote on the WHITE Proxy Card for ALL of the Company’s Nominees, Scott M. Boggs, Douglas I. Smith and Mark R. Patterson

SEATTLE - (May 11, 2018) - HomeStreet, Inc. (Nasdaq: HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy voting advisory firm, has recommended that shareholders vote on the WHITE proxy card in support of the Company’s director nominees, Scott M. Boggs, Douglas I. Smith and Mark R. Patterson, and DO NOT VOTE on Roaring Blue Lion’s card. Glass Lewis also recommended shareholders vote FOR all three of the Company’s proposals (advisory vote on executive compensation, frequency of advisory vote on executive compensation and ratification of auditor).
Mark K. Mason, President and CEO of HomeStreet, said, “We are pleased that Glass Lewis recommended shareholders support HomeStreet’s highly-qualified nominees, Scott M. Boggs, Douglas I. Smith and Mark R. Patterson. Notably, Glass Lewis specifically highlights the qualifications of our directors, the merits of our strategic plan and the myriad ways in which the activist’s criticisms of HomeStreet are lacking. We look forward to continuing to make our case to shareholders in advance of the Annual Meeting.”
Commenting on their support for their current HomeStreet Board and discussing their qualifications, Glass Lewis noted that:1

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“Overall, we find that the Dissident has not presented HomeStreet investors with a sufficiently compelling case that against votes on Management Nominees Scott Boggs and Douglas Smith are warranted or in the best interests of all shareholders at this time.”

•	“In our opinion, the incumbent board has an appropriate mix of skills and experience and sufficient independence to oversee the Company for the benefit of all shareholders.”

•	“We do not believe there are substantial issues for shareholder concern as to any of the incumbent directors.”

Discussing the performance and strategy of HomeStreet as overseen by the current board, Glass Lewis stated that:

•	“We find that the incumbent board and management have communicated a clear and sensible strategy to shareholders and appear to be making reasonable progress executing this strategy.”

1 Permission to quote from the Glass Lewis report was neither sought nor obtained. Emphases have been added by HomeStreet.

•	“(T)he Company has generated total shareholder returns that fall within an acceptable range relative to industry peers…”

•
“We believe differences in the Company’s performance and valuation relative to peers can be partially attributed to differences in business mix and to the Company’s relatively high exposure to the mortgage industry.”

•
“At this point, we believe it would be prudent for shareholders to provide further deference to the incumbent directors and management team in light of their track record overseeing a transformation of the Company in recent years. We recognize that HomeStreet’s commercial banking business is still developing and we believe pursuing the strategy advocated by the Dissident would be disruptive at this time.”

Regarding the activist’s critiques, Glass Lewis wrote:

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“The Dissident’s assertions that the Company manipulated corporate machinery by adding a "Withhold" option to its proxy card for the 2018 annual meeting and by rejecting the Dissident’s nomination notice are largely without merit, in our view.”

•	“We also believe the Dissident’s criticism of executive compensation practices at the Company is largely without merit.”

•	“The Company’s accounting deficiencies and hedge accounting errors have been sufficiently addressed, in our view.”

The choice is clear. HomeStreet’s highly-qualified nominees are best suited to move the Company forward and continue executing on its strategic plan. The Company’s highly-qualified nominees, Scott M. Boggs, Douglas I. Smith and Mark R. Patterson, have a strong track record of enhancing shareholder value and a deep understanding of HomeStreet’s business.
As such, the Company recommends that shareholders vote FOR the election of ALL of the Company’s Board of Directors nominees on the WHITE proxy card at the 2018 Annual Meeting.
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services Company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries.

The Company operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.
Important Additional Information
On April 17, 2018, the Company filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement was first sent to the shareholders of the Company on or about April 17, 2018 and is accompanied by a WHITE proxy card. Shareholders may also obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.homestreet.com/proxy as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

HomeStreet, Inc.
Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

Or

Okapi Partners LLC
Bruce H. Goldfarb/Pat McHugh, 877-566-1922
info@okapipartners.com

Media Relations:
Sloane & Company
Dan Zacchei/Joe Germani, 212-486-9500
Dzacchei@sloanepr.com / Jgermani@sloanepr.com